EXHIBIT 99.1

Coeur d’Alene Mines Corporation 505 Front Avenue, P.O. Box I Coeur d’Alene, ID 83816-0316 Telephone 208.667.3511 Facsimile 208.667.2213
Press Release

FOR IMMEDIATE RELEASE

COEUR INCREASES MERGER PROPOSAL FOR WHEATON RIVER
BY C$0.50 (US$0.37) PER SHARE

STOCKHOLDERS WILL NOW HAVE THE OPPORTUNITY TO CHOOSE AMONG
CASH, SENIOR SUBORDINATED NOTES OR COEUR COMMON STOCK

     Coeur d’Alene, Idaho – June 3, 2004 – Coeur d’Alene Mines Corporation (NYSE:CDE) today announced that Coeur will increase its proposal to acquire Wheaton River Minerals Ltd. (TSX:WRM, AMEX:WHT) by C$285 (US$209) million, or C$0.50 (US$0.37) per share in senior subordinated notes or Coeur common stock. Under the revised proposal, Wheaton River stockholders will now have the right to elect among cash, notes, or Coeur common stock, as discussed below.

     Coeur’s increased proposal represents a premium of 16% to Wheaton River’s stock price, based on the closing stock prices of both Coeur and Wheaton River on June 2, 2004.

     Dennis E. Wheeler, Chairman and Chief Executive Officer of Coeur, stated, “With strong encouragement from key Wheaton River stockholders, we have decided to increase our proposal by C$0.50 per share. Our revised proposal represents an increase of approximately 11% over our initial proposal, a premium of 26% over the closing price of Wheaton River shares on May 27, 2004, and a premium of 23% over the value of the proposed transaction with IAMGOLD Corporation (TSX:IMG, AMEX:IAG) on that date. We strongly believe that our revised proposal is not only superior to the proposed IAMGOLD transaction but that it provides Wheaton River stockholders an excellent opportunity to participate in the significant upside potential of a combined Coeur-Wheaton River.”

     Under Coeur’s revised proposal, Wheaton River stockholders will now have the opportunity to elect among:

•	Up to C$5.00 per Wheaton River share in cash, subject to a maximum aggregate cash consideration of C$285 (US$209) million, or C$0.50 per Wheaton River share if all Wheaton River stockholders elect the cash option; or

•	Up to C$5.00 per Wheaton River share in the new senior subordinated notes, subject to a maximum aggregate consideration of C$285 (US$209) million, or C$0.50 per Wheaton River share if all Wheaton River stockholders elect the note option. The notes will have a 9% coupon and a term of seven years. The notes will not be callable for four years. Wheaton River stockholders will have the option to elect to receive any or all of this increased consideration in the form of Coeur common stock. The notes are subject to standard covenants for an issuance of this type. The Company reserves the right to substitute cash for the increased consideration of notes or Coeur common stock; or

•	Coeur common shares or exchangeable shares of a Canadian subsidiary of Coeur (with value equivalent to Coeur common stock) with a value of C$5.06 per Wheaton River share based on Coeur’s closing share price on May 27, 2004.

     Under the offer, warrant and option holders of Wheaton River will receive an equivalent value of Coeur warrants and options adjusted to reflect the revised exchange ratio.

     Mr. Wheeler continued, “A combination of Coeur and Wheaton River will create a global leader in the precious metals industry, focused on the Americas, with one of the highest growth rates in the sector. Our combination will create the fourth largest North American precious metals company, enhance Coeur’s position as the world’s largest primary silver producer, and create a top 10 global gold producer with among the lowest cash costs in the industry. The combined company, a totally unhedged precious metals producer, will have a strong balance sheet, increased financial flexibility, and industry leading trading liquidity on both the NYSE and TSE, providing excellent value to both Wheaton River and Coeur stockholders. Based on current trading prices, the NAV multiple of the combined company would be in line with the average of intermediate producers.

     “As a result of the initiatives taken by our management, we are now in a strong financial position, with US$235 million in cash and no net debt. In addition to our four operations, we have advanced development projects in Bolivia and Alaska that we expect will double our gold production and increase our silver production by an additional 45% over the next two years. The market has recognized this dramatic turnaround and investment opportunity, rewarding our stockholders with an increase of 128% in the Company’s share price from the beginning of last year, making Coeur one of the best performers in our sector,” Mr. Wheeler concluded.

     Mr. Wheeler emphasized that Coeur’s management and financial advisors welcome the opportunity to meet with Wheaton River’s Board and advisors to discuss Coeur’s revised proposal.

     Coeur’s revised proposal is conditional upon either Wheaton River or IAMGOLD stockholders rejecting the IAMGOLD-Wheaton River transaction at the upcoming meetings of stockholders currently scheduled for next Tuesday, June 8, 2004, or other termination of the existing arrangement agreement. The Company noted that Wheaton River has announced in its Joint Management Information Circular that the deadline for delivering proxies is 11:00 a.m. ET, Friday, June 4, 2004.

     Coeur noted that its revised proposal is not conditional upon due diligence. Consummation of this proposed transaction will be subject to entering into a definitive agreement satisfactory to Coeur in a form substantially similar to the existing arrangement agreement between Wheaton River and IAMGOLD, and customary closing conditions including the absence of any material adverse change and receipt of all applicable regulatory, stockholder and court approvals.

     CIBC World Markets Inc. is acting as financial advisor to Coeur. Gibson, Dunn & Crutcher LLP and Stikeman Elliott LLP are acting as legal counsel to Coeur.

     Figures presented in this release are based upon approximate current exchange rates for US and Canadian currency. The exchange rates may vary before consummation of a transaction.

     Coeur d’Alene Mines Corporation is the world’s largest primary silver producer, as well as a significant, low-cost producer of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Chile and Bolivia.

     Cautionary Statement
The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use the term “resource” in this press release which the SEC guidelines strictly prohibit us from including in our filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended March 31, 2004. You can review and obtain copies of that filing from the SEC website at http://www.sec.gov/edgar.html.

     This document contains numerous forward-looking statements relating to the Company’s silver and gold mining business. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Such forward-looking statements include the statements above as to the impact of the proposed acquisition on both the combined entity and the Company’s stockholders. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. These include negotiation and completion of a formal transaction agreement, governmental regulatory processes, the Company’s ability to successfully integrate the operations of Wheaton River, assumptions with respect to future revenues, expected mining program performance and cash flows and the outcome of contingencies. Operating, exploration and financial data, and other statements in this document are based on information the company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, the completion and/or updating of mining feasibility studies, changes that could result from the Company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in the Company’s filings from time to time with the SEC, including, without limitation, the Company’s reports on Form 10-K and Form 10-Q. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

     This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Wheaton River or Coeur. This communication is not a solicitation of a proxy from any security holder of Coeur d’Alene Mines Corporation or Wheaton River Minerals Ltd. If a transaction is agreed upon or an offer commenced, Coeur will file a proxy statement/prospectus and any other relevant documents concerning the proposed transaction with Wheaton River with the SEC and the securities commissions or equivalent regulatory authorities in Canada. YOU ARE URGED TO READ ANY SUCH PROXY STATEMENT/PROSPECTUS IF AND WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN FILED WITH THE SEC AND THE SECURITIES COMMISSIONS OR EQUIVALENT REGULATORY AUTHORITIES IN CANADA BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain any such proxy statement/prospectus (if and when it becomes available) and any other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, you may obtain the proxy statement/prospectus (if and when it becomes available) and the other documents filed by Coeur with the SEC by requesting them in writing from, 400 Coeur d’Alene Mines Building, 505 Front Avenue, Coeur d’Alene, Idaho 83814, Attn: Investor Relations, tel: (208) 667-3511.

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Contacts:	James A. Sabala Chief Financial Officer 208-769-8152

Mitchell J. Krebs Vice President Of Corporate Development 773-255-9808

Joele Frank / Judith Wilkinson Joele Frank, Wilkinson Brimmer Katcher 212-355-4449

Dan Burch / Steve Balet MacKenzie Partners, Inc. 212-929-5500